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Tandy Brands Accessories, Inc.

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Golconda Capital Portfolio, L.P.

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Press Release

Source: Golconda Capital Management, LLC

Golconda Capital Likely to be Forced to Conduct Proxy Contest to Challenge for Board Seats at Tandy Brands

Tandy Brands Nominating Committee Rejects Golconda Capital Nominees

DALLAS, Texas—August 8, 2007—Golconda Capital Management, LLC (“Golconda”) has announced that the Nominating Committee of Tandy Brands Accessories, Inc. (“Tandy Brands”) (NASDAQ: TBAC) has advised Golconda in a letter dated August 3, 2007 that the Nominating Committee will not support the candidacy of Bill Summitt and Jedd Fowers, Golconda nominees whose names had been timely submitted to Tandy Brands for election to the Tandy Brands Board of Directors in connection with its upcoming Annual Meeting of Stockholders. The Golconda nominees had met with representatives of the Tandy Brands’ Nominating Committee on July 16, 2007 to discuss their nomination.

Bill Summitt, the Managing Member of Golconda, issued the following statement:

We are disappointed that the Nominating Committee apparently does not share our view that we would bring, as significant owners of Tandy Brands, a needed perspective to the Board’s deliberations on important issues facing Tandy Brands. We are further disappointed by the Nominating Committee’s stated intentions, because we have made it clear to the Nominating Committee that we will launch a proxy contest if the Nominating Committee rejects the Golconda nominees. Tandy Brands’ by-laws allow the Board to be expanded to nine members from the current seven. This gives the Board the flexibility to appoint the Golconda nominees without losing any incumbent directors. We remain hopeful that the Tandy Brands’ Nominating Committee will reconsider its position and thereby choose to avoid an unnecessary, costly and distracting proxy contest against nominees that are advocating for the broad interests of all shareholders.

Golconda has advocated for several initiatives that we believe will enhance shareholder value. As Board members, we would be able to directly work with the other Board members to adopt these changes. Since beginning its shareholder advocacy efforts in 2005, various operational and corporate governance changes proposed by Golconda have been implemented, including:

•	elimination of several economically inadequate product lines;

•	elimination of the company’s poison pill (expiration has been accelerated to October 19, 2007); and

•	adoption of a Board policy that will put future poison pills to a vote of shareholders.

“We believe the changes made in the women’s division were due in some part to prodding from Golconda, which helped to instill a greater sense of urgency” said Mr. Summitt. “The governance changes associated with the poison pill were made only after the Board initially rejected our recommendation, opposed a shareholder proposal on the issue submitted by Golconda, and then rejected the recommendations made in this proposal (which passed with 73% of shares voted in favor). It is clearly only due to Golconda’s persistence in pursuing these corporate governance changes that the Board finally relented.”

In addition to terminating economically inadequate product lines and eliminating the poison pill, Golconda has made several additional recommendations, including:

•	declassifying the Board of Directors so that the entire Board stands for election each year;

•	repurchasing a material number of outstanding shares; and

•	establishing a Board Committee to explore strategic alternatives, including a possible sale of Tandy Brands.

Mr. Summitt concluded, “Tandy Brands’ internal returns have been inadequate for quite some time and its stock price continues to languish. The Golconda nominees will bring a fresh, owners’ perspective to the various alternatives that could remedy this situation. Hopefully, the Nominating Committee will do the right thing and support the Golconda nominees, thereby avoiding the need for Tandy Brands to defend a proxy contest, which would require Tandy Brands to incur significant expense and which would result in an unnecessary waste of corporate assets.”

William D. Summitt, 36, is the founder and has been since 2005 the Managing Member of Golconda Capital Management, LLC, the General Partner of Golconda Capital Portfolio, L.P. Mr. Summitt also serves as the Portfolio Manager for Golconda Capital Portfolio, L.P. Prior to the founding of Golconda, Mr. Summitt was a financial analyst with Electronic Data Systems, Inc. (“EDS”), an information technology services provider, and then in 1998, Mr. Summitt commenced investing for his own account. Mr. Summitt also served on the Board of Directors of American Model United Nations, Inc., a 501(c)(3) non-profit educational organization, from 1998-2004.

Jedd M. Fowers, 36, has been the Senior Benchmarking Consultant of EDS since 2002. Mr. Fowers has over 11 years of experience in multi-disciplinary roles at EDS, including accounting, finance, purchasing, and marketing positions. Mr. Fowers is a subject matter expert in the fields of pricing and price benchmarking and maintains professional certifications from the Professional Pricing Society. Mr. Fowers is also a member of the Golconda Limited Partner Advisory Committee and, in this capacity, advises Golconda on operational and investment matters.

Golconda currently holds 54,041 shares of Tandy Brands common stock and Messrs. Summitt and Fowers are the beneficial owners of 7,300 and 1,000 shares, respectively, of Tandy Brands common stock.

Golconda is a Dallas, TX based investment management firm. Additional information about Golconda can be found at http://www.golcondalp.com.

Golconda Capital Management, LLC

Bill Summitt, Managing Member

214-367-0784

wsummitt@golcondalp.com

www.golcondalp.com

This press release may be deemed to be solicitation material with respect to the candidates proposed by Golconda for the Tandy Brands’ Board of Directors. In connection with the proposed candidates, Golconda intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), to be distributed to the shareholders of Tandy Brands in connection with the election of directors at the 2007 Annual Meeting. SHAREHOLDERS OF TANDY BRANDS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CANDIDATES. The proxy statement will be mailed to shareholders of Tandy Brands and shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Golconda by contacting: Bill Summitt, Managing Member, Golconda Capital Management, LLC, P.O. Box 570507, Dallas, TX 75357, telephone: 214-367-0784 or by visiting the Golconda’s website at www.Golcondalp.com. GOLCONDA IS NOT CURRENTLY ENGAGED IN A SOLICITATION OF PROXIES OF THE SHAREHOLDERS OF TANDY BRANDS IN CONNECTION WITH THE ELECTION OF DIRECTORS AT THE 2007 ANNUAL MEETING. If a proxy solicitation commences, Golconda and its members and employees may be deemed to participate in the solicitation of proxies.